MMI PRODUCTS, INC. DISCONTINUES STRATEGIC ALTERNATIVES REVIEW; fORESEES CONTINUED SLOWDOWN IN SECOND QUARTER

HOUSTON, TX, June 18, 2001 --- MMI Products, Inc. announced that it has concluded its review of strategic alternatives. On October 2, 2000, it had been announced that such a review would be initiated to determine the optimal course to enhancing the value of its stockholders' interests, including a possible sale of the company. While a number of potential buyers expressed interest in the company as well as certain of its product segments, the indications of interest were not on terms acceptable to its stockholders. The company believes that such indications of interest reflected the uncertain economic environment and the difficult financing market conditions that began in the fourth quarter of last year and continued in the first quarter of this year.

Although the company's financial performance is expected to be substantially improved in fiscal year 2001's second quarter as compared to the first quarter, a decline in net sales and EBITDA from the second quarter of the prior year is nonetheless anticipated due to unfavorable weather early in the quarter and the slowdown in general economic conditions. Additionally, the company elected to forego certain business in the second quarter in one product line due to price cutting by a competitor that would have resulted in a lower than acceptable profit margin. As a result, EBITDA for the second quarter ended June 30, 2001 is expected to be in the range of $17.5 million to $18.5 million as compared to $22.3 million in the second quarter of last year. However, based on current conditions, the implementation of certain cost reduction programs, and barring a further deterioration in the U.S. economy, the company believes that it can return to the prior year's level of quarterly EBITDA in the third and fourth quarters of fiscal year 2001. Despite the improvement expected in the second half of the year, given the company's actual operating results for the first quarter and those expected in the second quarter, the company will record lower net sales and EBITDA for the full year 2001 as compared to 2000.

MMI is a privately owned leading manufacturer of chain link and ornamental iron fence products and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its network of 66 company-operated service centers located in 31 states.

This press release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included about our financial condition, results of operations, business and prospects. You can identify many of these statements by looking for words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any of these words, or any other similar words, or by discussions of strategy or intentions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by us in those statements include the following: (a) the competitive nature of our industry in general as well as our specific market areas; (b) changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business; (c) inflation; (d) changes in costs of goods and services; (e) economic conditions in general as well as in our specific market areas; (f) changes in or our failure to comply with federal, state and/or local government regulations; (g) liability and other claims asserted against us; (h) changes in our operating strategy or development plans; (i) our ability to attract and retain qualified personnel; (j) our ability to pay interest and principal on a very large amount of debt; and (k) labor disturbances; (m) changes in our acquisition and capital expenditure plans. Similarly, such statements herein that describe MMI's business targets, outlook, earnings forecast, objectives, plans, intentions or goals are also forward-looking statements.

Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at (281) 876-0080.